EXHIBIT 99.1
BABY UNIVERSE
Moderator: Michael Hull
May 15, 2007
7:00 a.m. CT
Michael Hull: Thank you. And good morning everyone. With me today on the conference call is John Textor, Chairman and Chief Executive Officer of BabyUniverse, Inc.
Before we proceed I would like first to remind you of the Safe Harbor Provision of the Private Securities Litigation Act of 1995.
The statements made during this conference call which are not historical facts, including future earnings guidance, contain forward-looking statements that involve risks and uncertainties relating to future events for our future financial performance.
These statements involve known and unknown risks of uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements.
Certain of these risks are described in the company’s annual report on form 10-K for 2006. You are advised to consult further disclosures we may make on related subjects in our future filings with the SEC.

In some cases we can identify forward-looking statements by terminology such as may, could, should, expect, plan, intend, anticipate, believe, estimate, predict, potential, or continue, the negative of such terms or other comparable terminology.
These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable at the time they are made we cannot guarantee future results, levels of activity, performance or achievements.
At this point let me turn the call over to John Textor for some opening remarks.
John Textor: Great. Thank you. And ladies and gentlemen that was Mike Hull, our CFO.
On today’s call we’re obviously going to go over the highlights of the quarter and Mike is going to run you through some of the actual numbers in brief.
I’m then going to circle back and talk about a few things.
Number one I’d like to talk about revenue trends and opportunities in the e-commerce space. Quickly talk about the same issues in the content space; how we’re using the two to sort of relate to one another.
But in addressing those overall trends I want to talk about how our business is doing and how it might have done; what it’s opportunity for revenue growth would have been for this period had we been better positioned in going through the year.
Secondly I do want to touch on some of the specific highlights of what we achieved through our increased operating expense investment and not only the business that we are but the business that we’re attempting to transform into which is a balanced e-commerce and e-content business.

We did make significant operating expense related investments in that space; we’re starting to see the pay off of that. The goals that we’ve elaborated on for a number of quarters, to become a balanced commerce and content business, we really started to see the interplay between the two of those in the first quarter.
Obviously that has more to do with the start-up of BabyTV which had its first quarter of operations and its history actually occurring in the first quarter of this year.
And then finally, as it relates specifically to what’s been happening in our operations, I want to talk about where we are in the eToys merger process; the decisions that we’ve made, how it’s affected our numbers and I want to address in more detail of the holding pattern that I referred to in my quote in the press release.
But for now just the numbers themselves I’ll turn it back over to Mike Hull.
Michael Hull: Thanks John.
Gross sales were $9.165 million for the first quarter of 2007 as compared to $9.179 million for the fourth quarter of 2006 and $9.998 million for the first quarter of 2006.
Our gross profit for the first quarter of 2007 was $2.453 million compared to $2.182 million for the fourth quarter or 2006 and $2.955 million for the first quarter of 2006.
Gross profit as a percentage of net sales increased to 28.7 percent for the first quarter of 2007 from 25.1 percent for the fourth quarter of 2006.

Our net loss for the first quarter of 2007 was $1,743,680 or thirty-one cents per share. An improvement of $300,976 or 14.7 percent over our net loss of $2,044,656, or thirty-six cents per share in the fourth quarter of 2006.
Our overall profit performance for the quarter ended March 31, 2007 continued to be influenced by our investment in personnel as well as general and administrative expenses.
With these investments we’ve established our management and infrastructure; one, to develop, launch and manage our content and new media offerings — PoshCravings.com, ePregnancy.com, and BabyTV.com, and two to support our strategic alternative process.
During the first quarter of 2007 we began to see the results of these investments as evidenced by the growth in the number of visitors to BabyTV.com and our announcement in March 2007 of a definitive merger agreement with eToys Direct.
Total operating expenses for the first quarter of 2007 were $3.978 million as compared to $4.045 million for the fourth quarter of 2006 and $3.066 million for the first quarter of 2006.
As a percentage of net sales operating expenses were 46.6 percent for both the first quarter of 2007 and the fourth quarter of 2006 as compared to 32.4 percent for the first quarter of 2006.
Advertising expenses increased to 15.8 percent of net sales for this year’s first quarter from 10.4 percent for the comparable quarter for last year.
The increase in advertising expenses as a percentage of net sales continues to be the results of increased commissions paid to our online partners such as amazon.com and shopzilla.com.
At this time let me turn the call back over to John for some additional comments.

John Textor: Great. Thank you Mike.
Commenting on just the general environment that we’re operating in e-commerce and e-content, the revenue opportunity there remains the same. There is strong organic growth across e-commerce overall. There is a continued migration of transactions from a retail environment to an e-tail environment. There is increased competition but companies that are well known in categories or leaders in categories have been able to exhibit an opportunity to grow.
What you need to do to grow in this marketplace, however, is you’ve got to be very well positioned at a couple of levels.
Number one it’s a competitive marketplace which means you’ve got to adjust constantly to what you’re competitors are doing. How they’re marketing their products, how they’re pricing their products.
By and large a lot of products are continuing to require minimum pricing so there hasn’t been a significant amount of margin pressure from the competitive marketplace.
But how our competitors are getting to the customer and things that they’re doing to maintain uniqueness in the marketplace that’s a constant competitive environment that requires close attention.
Secondly, and probably more importantly, the market — competing for the customer has everything to do with product selection and product availability. In terms of product selection, we’ve always been a product selection leader. In terms of product availability, our availability has certainly been challenged by the decisions we made. First, with the integration that we went through in the second quarter of ‘06 and then secondly on the heals of that integration, the decision we made to put a strategic process in front of a capital raising process.
And some of you that were on the last call may recall me suggesting that I think I made a mistake in not bringing some amount of capital in before we started the strategic process. Because if this strategic process went more quickly and we identified our preferred solution earlier that strategy might have worked.
Unfortunately though when you announce that you’re going to execute a transformative transaction you’re going to change the very definition of what you are. You’re a small company that’s going to buy or merge with a big company it makes it very difficult when you can’t tell the market what your model’s going to be to go raise capital.
So as we discussed in the last call that decision of mine impacted the company’s available capital and then we saw significant opportunity to get customers, we saw significant opportunity to grab traffic.
What we found in the last half of last year, as we were paying for traffic as we traditionally do, we were not converting that traffic.
Our conversion ratios were going down because we didn’t have the ability to tell the customer that a product is capable of being shipped in a short period of time or the depths of our inventory. We did have some very nice programs that we ran over the course of the last couple of quarters and we found ourselves burning through inventory more quickly then we would have expected and the ability to replenish that, to fill in and maintain the strength of that program, may have been compromised.

What’s important to understand that the revenue — the organic growth opportunity is still very much there in a strong way. Though we have not driven organic revenue, we have not lost our standing with the customer.
Our traffic and our positioning as a leader in this marketplace, the (touch points) that we’ve established through increasing relationships with Amazon, with Buy.com, relationships that we’ve now established with BabyTV, those of our supplier, we’re still very much a market leader in the eyes of the consumer and increasingly through BabyTV and some of the things that we did that we’ll talk about. We’re maintaining that leadership position in the eyes of our suppliers as well.
So the opportunity to jump back into the same organic growth trends that you see overall occurring in e-commerce is that we need to get our act together operationally and what I mean by that is we need to finish the merger and get ourselves into our permanent positioning in terms of business architecture, fulfillment and our address to the customer. And combine that with capitalization which we’ll talk about how we’ll achieve that, and we’ll have the inventory levels necessary to convert the customers that are frequently touching BabyUniverse to evaluate our products and see what we have.
So let’s talk real quick about where we are in comparative revenue trends and how the decision specifically affected the last part of the year.
Number one, it’s very difficult to compare the first quarter of 2007 to the first quarter of 2006. The first quarter of 2006 reflected three independent businesses, BabyUniverse.com, the recently acquired DreamtimeBaby.com, and the very recently — in fact half way through January of that quarter — the acquisition of PoshTots.com.

When we were operating as three separate businesses we had yet to try and impact those businesses with a greater integration. And each of those businesses was optimized at that time prior to the integration.
Now the problem with that is though I could have patched together the P&Ls continually over the course of 2006 and professed to be a growing and profitable business, remember we were profitable in the fourth quarter of 2005. We acquired a profitable company in the first quarter of 2006. That was not really a growth strategy. That was three small businesses that ran as small businesses but didn’t have the scale to go from that current level of revenue run rate to anything more meaningful.
So we made the much talked about decision to try and integrate those into one company. We predicted in advance that we would negatively impact our sales, our fulfillment, our customer service, all of those things.
So the second quarter and the third quarter of ‘06 are really the right quarters to look at as in some ways we’re starting on a new platform. Yes, you reduce your sales if you’re going to reduce inventory, you’re going to impact customer service but you ultimately have a better base to build on to take the company from a $35 million run rate to a hopeful 60, 70, 80, a $100 million run rate.
And we didn’t believe that we could do that with our prior architecture of the three independent companies.
So the revenue comparison that’s really more sort of accurate — if you look at some of the revenue trends we talked about, PoshTots.com was to a great extent not affected by the integration efforts, they have been affected by the move of our BabyUniverse call center and our DreamtimeBaby call center into that facility in Richmond. They have been affected by our requirement that they take over certain web site and graphics publishing capabilities. But even with those impacts they were able to grow over successive quarters and it’s an attractive business as you see by the 22 percent growth that we cited in our press release.
I think that the PoshTots opportunity would have been for even stronger organic growth had we not pressured them by asking them to take on certain responsibilities for BabyUniverse and DreamtimeBaby.
In terms of the BabyUniverse, DreamtimeBaby side of the equation, which we’ve often called our mainstream e-commerce division — from second quarter of 2006, which I recall is roughly $6.2 million in net sales across those two web sites. We had a subtle increase in the third quarter of ‘06 to 6.7. We went into our weaker quarter historically which is the fourth quarter of 6.3 and we’ve maintained in the first quarter of 2007 that same level of sales.
So the BabyUniverse, DreamtimeBaby side of the business since the beginning of the integration is a relatively flat business that has had significant organic growth opportunity that it has not been able to pursue for two reasons. Number one, the incredibly difficult and challenged period of the integration. And number two, our decision in August of this year that we were going to transform the business by acquiring a larger one.
Now let’s talk about that because when you talk about the opportunity, you’re in a competitive marketplace that requires constant adjustment to benefit from the organic growth trends in the industry you’ve got to have all your people clicking on all cylinders thinking about that next great way to market versus your competitors.
When you announce that you’re going to transform your business, that the cuts are going to be deep and the savings are going to be significant and you’re going to close or augment substantially your facilities from Las Vegas to Fort Lauderdale, you’re telling a lot of senior people at a very early period that they’re going to lose their job.
And then over time as you move through that process you’re telling even more people the same thing. And then ultimately your entire company understands that they’re caretakers of a business that’s going to be handed to someone else.
Now that’s a horrible thing to do to a business unless you think it’s the right thing to do for your shareholders. And the reason that we thought it was the right thing to do for our shareholders is that we came out of the integration, which was very difficult. We did recover quickly in customer service scoring, fulfillment; everything was working nicely as we moved our way through the third quarter. But frankly I didn’t want to go through that again and as I saw that we were now this nicer architecture, more scalable business with a $40 million revenue run rate, $35 to $40 million revenue, that’s not all that exciting. You want to get to $200 million in revenues in e-commerce, you want to build an audience that allows you significant eyeballs in customer population so that when you launch these new media strategies you have a lot of people paying attention and you have a lot of advertisers that want to get to your people.
Well, my concern is if I had to go through the same growing pains in the e-commerce business to go from 40 to 200 that we went through to go from 15 to 40, well that’s going to forever compromise our ability to truly modify this model. Because the returns that we want to generate look a lot more like those that they’re not and a lot less like our e-commerce competitors.
So what we decided to on our strategic process is just leap frog all that. Let’s find somebody else out there that’s already gone through this, that’s already done it, that’s got maturity of operations, that’s got efficiency in fulfillment, we just don’t want to go through the growing pains of going from 40 to 200 because we just did it, it was painful, it compromised everything else that we were trying to do to try to transform our business from a pure commerce business into a content business.
So by and large when I refer to this holding pattern, we’ve got a lot of things that are happening. Number one you total all the people that are necessary to be really competitive that are not going to have long-term positions with you. When you look at their performance and your numbers and you wonder why aren’t we driving harder, why aren’t we being more successful, understand that the person that you are asking to move on that initiative is somebody that knows they don’t have a job come July or August.
So that’s something that we knowingly agreed to go through, that we communicated through our organization — to our senior people earliest and then on down the line since we’ve announced the eToy transaction and we’re still proud that we did that because it’s the right thing for the shareholders.
Our goal was to stabilize this business during this period of time and to deliver the right organic growth opportunity to our new partner at eToys.
Now additional comments on the numbers. What we also did during this period of time is we increased expense on the part of the business that we think is going to be more valuable and that’s obviously — and by the way I believe that e-commerce is a growing market, I believe that companies in that space are and can be very profitable, we’re still thrilled with e-commerce as a business model but we also love the ability to take advantage of that audience in other ways. And you look at the flow through profitability that some of the leading content sites have and that’s the example that we’ve been trying to achieve.
Now let’s talk about our initial foray into this space. We had PoshCravings which is a small e-zine that is in many ways complimentary almost solely to the PoshTots business, it’s helpful there, it’s great for positioning on the high end. Again the acquisition of PoshTots gave us that extremely wealthy customer and in PoshCravings is one of the ways that we maintain loyalty with that customer.
But BabyTV was the first mainstream property that we put a lot of energy into. And we put a lot of energy, including increased operating expenses and other items in the last half of the year. We launched it in the very final days, I think December 26th of 2006, so our first quarter of operations from a pure start-up occurred during the first quarter of 2007. And if you look at the traffic numbers that we cited in our press release it is truly, in my opinion, remarkable what we were able to achieve.
We’d gone from zero in unique visitors to less than 5,000 unique visitors in the month of January to more than 160,000 monthly unique visitors by the end of, actually by the time we hit April.
Now probably more important — and by the way we were able to achieve that by tying it into e-commerce which is the point we’ve been making all along. If you’ve got a big audience in e-commerce, a big presence in e-commerce, use that audience and use that platform to launch the new media initiative so you don’t have to do it extensively with marketing. Our expenses on BabyTV have been primarily people and technology, very little, if anything, in marketing. We put the BabyTV player on the front page of BabyUniverse; we got a lot of eyeballs to it. Now we’ve got 180,000 linear video streams on average per month and we only started just a few months ago.
That’s a huge number early on for a new media site. The average time that people are watching that content has gone from the curiosity of 2.8 minutes to the actual digging in and watching of 6.6 minutes. Now that reflects the number of people that look at it quickly and the number of people that — sometimes those same people that say I don’t really have time to watch it now I’m going to come back later — we’ve got people that are watching shows for 15, 20, 30 minutes at a time. And they’re watching four and five clips at a time before they’re switching on to something else.
During this period of time we added a significant amount of very important strategic partners on the content side. Our partners are terrific. ((inaudible)) from the very focus content, (HarperCollins) News Corp which provides unique content for the “Baby Proofing Your Marriage” concept, Real Savvy Moms more recently, The Health Central Network, The Oxygen Network and we have great confidence that our relationship with Oxygen which was a key relationship in the early period of new media development for the ((inaudible)).
We’re very comfortably that we’re going to see the kind of expanded strategic partnership opportunities on the new media content side.
So the accomplishments made during this period of time were significant. These are huge numbers for a start-up and my goal after completing the eToys merger is to allow Mike Wagner, the CEO of eToys to focus on the business that he is very good at which is the e-commerce business. They’ve got a maturity of operations that we don’t. Even though we improved dramatically in customer service, they’re at a level beyond where we are.
So he’ll focus on the business of today, I’ll focus on tomorrow which is already happening today, and the interplay that we see where BabyTV has seen increased traffic from it’s BabyUniverse relationship. And BabyUniverse has seen increased credibility with suppliers from its BabyTV relationship through the JPMA event that we aired at the Juvenile Product Manufacturing Association, the first real integration between the new media concept and the supply concept of our e-commerce concept. This is the attractive business model that we’ve been aiming for.
Now I don’t mean to jump over the fact that we had been a relatively slack business in e-commerce across our mainstream categories since embarking upon the integration. But maintaining the stability of that and delivering a stable platform that can be grown has been our primary obligation to our shareholders and to our new merger partner.
So continuing on I think what I want to do in finishing is talk about — remind the market again of why we did this eToys deal and I want to describe it differently than I’ve described it in the past. I want to relate it to the kind of things that you’ve seen our operations.
First of all eToys has a maturity of operations that we don’t have. We may have the tools for web analytics, we may have the tools for fulfillment software, accounting software, the things that we did during the period of our integration and we may have returned ourselves to a level of proficiency in customer service that we had demonstrated prior to the integration, but we don’t exactly have a culture of an efficient operation that’s as long standing as what you see at eToys.
Their data (miners), they’re grinders, they look at the numbers in ways that we have the capability of doing but just culturally we don’t. Every decision they make there’s this ingrained understanding and commitment. Understanding of and commitment to the net contribution down to profitability of that decision. that product that they’re going to sell, that marketing initiative that they’re going to advance. And when you’re growing from 15 to 40 million it’s a much more entrepreneurial environment. There is a much more sort of increasingly intelligent trial and error approach to the business.
But by the time you get to eToys position, which is roughly $120 million in trailing sales, a 600,000 foot facility, a massive percentage of your product moving through that facility in a short amount of time, you get to be very good at a lot of things that we’re only just touching at BabyUniverse.

So it’s that maturity of operations, that culture of grinding on the data, understanding the data and making decisions off of that data. It’s the infrastructure that they have that has removed any near-term foreseeable feelings of growth.
What we realized going through the integration of BabyUniverse is we combined these three businesses and we built a little more scale but you know what, we didn’t’ really build a lot of scale. And we’re going to end up having the same kind of challenges quarter over quarter going from that $40 million in sales to that $200 million in sales.
Capital, they’ve got a stronger asset base. Our business is not set up to have that kind of a base. The ability that you have to leverage traditional asset based lending relationships to drive capital which post transaction should help to keep us out of the capital markets on equity, categories that might be more dilutive and instead deal with traditional asset based lending relationships so that inventory availability, not just product selection, are areas where we can dominate.
And I’ve got to tell you, and I know that some of our competitors are signed up and listening to this call, they know what’s coming. At BabyUniverse, with our product selection, with our market presence, with an incredible ability through capital and facilities to store the inventory to maximize conversion, they do not want to compete with us in that kind of an environment and that’s why we did this transaction.
That’s another sort of huge advantage of this eToys situation. They’ve got a facility that by and large is underutilized. Not only in their holiday period where they’ve got excess capacity but certainly across the rest of the calendar where their lack of revenues in the non-holiday period provides for a great opportunity for us to fill in and benefit from that fulfillment efficiency.

The combined audience for cross-marketing is already something that we’re taking advantage of. Partnering with them as a separate company and ultimately planning to do more fully as we merge.
But the ability to get to their millions of customers, their loyal audience, their captive audience, their audience frankly is just bigger than ours is and it’s an audience that is in the baby, children, family space.
The length of their relationships, and understand this as we talk about what the (Knott) is trying to do and what BabyUniverse has tried to do. The (Knotts) made it clear that they’ve got this incredibly deep relationship with people for a very short period of time. So they’ve announced a (nest), they’ve announced what I think is not an attractive strategy in the baby space because they want to lengthen the relationship that they have established with that customer so effectively during the wedding. The wedding relationship is a few months, the baby relationship that we have is often a couple of years because you’ve got the one baby, the baby grows up just a bit, still a baby. Then you often have the second child.
So in the baby space we have an opportunity to ((inaudible)) from a little bit longer and what we’ve been trying to do is demonstrate ways to monetize that audience a little better.
But now when you jump into the toy stage that’s a relationship that — at eToys they had their relationship with families that are just becoming families, they sell baby products too, in a limited way, which we’ll help increase. But they’re selling to the first birthday, the third birthday, the sixth birthday, the twelfth birthday. That’s more than a decade long relationship with that family. So as you combine these two companies from the deep relationship that we have with them as they’re discovering that they’re pregnant and having their baby, to the extended relationship — birthday over birthday, over birthday — that’s a decade long relationship with a huge audience of three million consumers that have frequented eToys, that have come back on a regular basis, that’s an audience that you can really monetize and now you’re not challenged to find a way to monetize them in the very short time that you have them, which by the way, the (Knott) has done remarkably good job of. But you’ve got an opportunity to keep touching that customer for a decade long period.
Now the value of than audience is ultimately what we’re striving for. Not only the value of that audience in e-commerce, but the value of that audience in content.
I can tell you that we did report numbers for BabyTV. Our advertising for the very first quarter of BabyTV is already a number that would stand as material and in subsequent quarters we’re going to begin reporting. But we’re off to a really good start. A number that was really insignificant, not meaningful in prior periods, we expect to be meaningful shortly.
So we’re looking forward to continuing that increased balance in commerce, the remarkable success of BabyTV in the early going. Please go look at the videos that we filmed out of (JPMA). It was remarkable that we were able to hold our first live production event, typically a very expensive proposition, and we had enough advertising support from manufacturers that were at the show, paying for us to expose their products via our internet property that we were able to achieve a small profit in what would normally be an expensive content production or acquisition strategy.
You combine that approach with the efficient content acquisition that we’ve done to date where most of our content comes through revenue shares, and we’re really off to the right start on an efficient model for BabyTV.
Look at the advertisers. Five advertisers when we started and those were people that we dragged over from PoshCravings or ePregnancy. Now we’ve got more than 50 advertisers and they include national names like American Express, Microsoft, ((inaudible)) Investment Funds, Verizon. These are brands that you just did not see playing in our sandbox three months ago.
So the trends and content are exactly what we’re looking for. We’re more than pleased with the launch of BabyTV. We’re obviously not enjoying this holding pattern that we’re in on the e-commerce side of the business but we’re proud that we’ve maintained stability there.
We’ve actually seen some positive trends in the recovery of DreamtimeBaby which was important to us.
The continued growth of PoshTots which is remarkable given the challenges that we put in their lap.
With the BabyUniverse business which is a business that you can turn on given the exposure that we have, as soon as we’ve got a capital driven inventory model that allows us to convert.
So the last thing I want to do is sound like I’m in a good mood when I just reported losses, but we’re happy with the decision we made strategically, we’re thrilled with it. We’re thrilled with the advent experience of our new media strategy which is why we broke it up into separate press release because the market needs to pay attention to that emerging component of our business.
And we’re comfortable that we’re progressing as expected with the documentation and pending filings of the merger. And we don’t expect to be in this holding period for very long. And we’re looking to close this merger in the third quarter, hopefully the early to middle part of that.
And with that I want to stop now and be available for any questions that we might have.
Let me pull up the queue.

Our first question, if you bear with me as I’m looking at our screen.
Operator: And as a reminder for our phone audience please press star one if you would like to ask a question.
Again that is star one for questions.
John Textor: Operator I do not yet see any questions in the queue and I would suspect that there are a few on the call that typically like to seek clarification.
Are you seeing any in the queue?
Operator: There is no one in the queue yet.
Once again if you would like to ask a question please press star one.
Again it is star one for questions.
John Textor: OK. I do not see any in the queue. We do have a smaller participation on this call then is normal given the early start.
By the way I apologize to everyone for that. We will not make a habit of it but we’ve got significant travel that I’m commencing today and for those that would typically ask question or would desire to ask a question I know I’m holding a number of meetings and we’ll see a variety of those parties shortly so I will go ahead and end the call now.

And I’d like to summarize for everybody I think it’s very important that we keep our eye on the ball. We did make an aggressive decision to transform our business, not only from a commerce business into a new media business, but more significantly to our numbers from a small business into a very large business. That was the right shareholder strategy. We believe it’s a significantly accretive transaction that we’ll ultimately complete.
Just as to the e-commerce valuation. We believe that we’re going to be an attractive and growing and highly synergistic combination where our strategy in planning for savings was very aggressive. The cuts are expected to be deep and the synergy is expected to be profound. So we’re thrilled with that transaction. Again not only the transformation that we’re starting to see to content but the transformation from a small business to a big business.
I’d like everybody in our shareholder environment to keep their eye on the ball. This is a transaction that is pending that we believe is accretive and we wouldn’t have done it if we didn’t see the opportunity for shareholder expansion.
So as we report the fourth quarter of last year and we’ve reported the first quarter of this year, understanding that our business is as much about shareholder value as month-over-month operating metrics.
So thanks again for everyone being on this early call. And we look forward to continue communication with you and progress for you our shareholders.
Thanks.
Operator: This does conclude today’s conference. Thank you for your participation.
END